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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)


                                COHO ENERGY, INC.
                                (Name of Issuer)



                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)



                                    19248110
                                 (CUSIP Number)



                                 THOMAS O. HICKS
                               200 CRESCENT COURT
                                   SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300

       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)


                                    Copy to:

                               MICHAEL D. WORTLEY
                             VINSON & ELKINS L.L.P.
                            3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 220-7732

                                 MARCH 18, 1999
    (Date of Event which Requires Filing of this Statement on Schedule 13D/A)


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


CUSIP NO. 19248110                Schedule 13D/A                    Page 2 of 13

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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                       Energy Investment Partnership No. 1
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

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         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       WC
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         5        Check Box if Disclosure of Legal Proceedings is Required [ ]
                  Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       PN
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


CUSIP NO. 19248110             Schedule 13D/A                      Page 3 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                 Thomas O. Hicks
--------------------------------------------------------------------------------

         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 19248110             Schedule 13D/A                      Page 4 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                  John R. Muse
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
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


CUSIP NO. 19248110             Schedule 13D/A                      Page 5 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                Charles W. Tate
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
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


CUSIP NO. 19248110             Schedule 13D/A                      Page 6 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                 Jack D. Furst
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 19248110             Schedule 13D/A                      Page 7 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                            Lawrence D. Stuart, Jr.
--------------------------------------------------------------------------------

         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 19248110             Schedule 13D/A                      Page 8 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                               Michael J. Levitt
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

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         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 19248110             Schedule 13D/A                      Page 9 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                 Dan H. Blanks
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         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 19248110             Schedule 13D/A                      Page 10 of 13


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         1        Name of Reporting Person, S.S. or I.R.S. Identification No. of
                  Above Person

                                David B. Deniger
--------------------------------------------------------------------------------

         2        Check the appropriate box if a member of a group      (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------

         3        SEC Use Only

--------------------------------------------------------------------------------

         4        Source of Funds

                                       PF
--------------------------------------------------------------------------------

         5 Check Box if Disclosure of Legal Proceedings is Required [ ] Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------

         6        Citizenship or Place of Organization

                                 State of Texas
--------------------------------------------------------------------------------

Number of Shares        7        Sole Voting Power
                                         0
--------------------------------------------------------------------------------
Beneficially            8        Shared Voting Power
Owned                                2,182,084
--------------------------------------------------------------------------------
by Each Reporting       9        Sole Dispositive Power
                                         0
--------------------------------------------------------------------------------
Person With             10       Shared Dispositive Power
                                      2,182,084
--------------------------------------------------------------------------------

         11       Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,182,084
--------------------------------------------------------------------------------

         12 Check Box if the Aggregate Amount in Row (11) Excludes [ ] Certain Shares

--------------------------------------------------------------------------------

         13       Percent of Class Represented by Amount in Row (11)

                                      8.5%
--------------------------------------------------------------------------------

         14       Type of Reporting Person

                                       IN
--------------------------------------------------------------------------------

                              Schedule 13D/A                       Page 11 of 13


         This Amendment No. 4 to Schedule 13D is being filed by Energy Investment Partnership No. 1, a Texas general partnership (the "Purchaser"), Thomas O. Hicks, a United States citizen ("Hicks"), John R. Muse, a United States citizen ("Muse"), Charles W. Tate, a United States citizen ("Tate"), Jack
D. Furst, a United States citizen ("Furst"), Lawrence D. Stuart, Jr., a United States citizen ("Stuart"), Michael J. Levitt, a United States citizen ("Levitt"), Dan H. Blanks, a United States citizen ("Blanks"), and David B. Deniger, a United States citizen ("Deniger"). The Purchaser, Hicks, Muse, Tate, Furst, Stuart, Levitt, Blanks and Deniger are collectively referred to herein as the "Reporting Persons." This Amendment to Schedule 13D amends Item 4 contained in the Reporting Persons' original Schedule 13D dated May 18, 1998, as amended by Amendment No. 1 to Schedule 13D dated August 21, 1998, Amendment No. 2 to
Schedule 13D dated December 18, 1998 and Amendment No. 3 to Schedule 13D dated February 16, 1998. Items 1, 2, 3, 5, 6, and 7 of the original Schedule 13D, as previously amended, remain unchanged. Each Reporting Person disclaims responsibility for the completeness and accuracy of the information contained in this statement concerning the other Reporting Persons.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         Item 4 is hereby amended and supplemented by adding the following to the end of paragraph (d) of Item 4:

         On March 18, 1999, the Purchaser Designees, Muse and Stuart, resigned from the Board of Directors. The Partnership does not have any current plans to designate any other nominees for appointment or election to the Board of Directors.

                              Schedule 13D/A                       Page 12 of 13


                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999                 ENERGY INVESTMENT PARTNERSHIP NO. 1



                                       By:      /s/ David W. Knickel
                                          --------------------------------------
                                                David W. Knickel
                                                Attorney-in-Fact


Dated:  March 22, 1999                 THOMAS O. HICKS



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 JOHN R. MUSE



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 CHARLES W. TATE



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 JACK D. FURST



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact

                               Schedule 13D/A                      Page 13 of 13


Dated:  March 22, 1999                 LAWRENCE D. STUART, JR.



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 MICHAEL J. LEVITT



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 DAN H. BLANKS



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact


Dated:  March 22, 1999                 DAVID B. DENIGER



                                               /s/ David W. Knickel
                                       -----------------------------------------
                                       By:  David W. Knickel, Attorney-in-Fact